Exhibit 99.1
IP Strategy Regains Compliance with Nasdaq Minimum Bid Price Requirement
GIG HARBOR, Wash., November 20, 2025 -- IP Strategy (the “Company”) (Nasdaq: IPST), the first company to adopt a treasury reserve policy centered on the $IP token powered by the Story AI-native blockchain network, today announced that it has received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that it has regained compliance with the $1.00 minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) and that the Company’s prior deficiency is now closed. Nasdaq’s notice confirmed that for the ten consecutive business days from November 5, 2025 to November 18, 2025, the closing bid price of the Company’s common stock was at or above $1.00 per share.
As previously disclosed, on April 14, 2025, Nasdaq notified the Company that its common stock had failed to maintain a minimum bid price of $1.00 over the prior 30 consecutive business days, as required by the Nasdaq Listing Rules. With Nasdaq’s latest notification, IP Strategy is once again in full compliance with Listing Rule 5550(a)(2).
About IP Strategy
IP Strategy (Nasdaq: IPST) is the first Nasdaq-listed company to hold $IP tokens as a primary reserve asset and to operate a validator for the Story Protocol. The Company provides public market investors broad exposure to the $80 trillion programmable intellectual property economy in a regulated equity format. IP Strategy’s treasury reserve of $IP tokens provides direct participation in the Story ecosystem, which enables on-chain registration, licensing, and monetization of intellectual property.
Heritage Distilling Holding Company, Inc. is the registered corporate name of IP Strategy.
About Story
Story is the AI-native blockchain network powering the $IP token and making intellectual property programmable, traceable, and monetizable in real time. Backed by $136 million from a16z crypto, Polychain Capital, and Samsung Ventures, Story launched its mainnet in February 2025 and has rapidly become a leading infrastructure for tokenized intellectual property. Story allows creators and enterprises to turn media, data, and AI-generated content into legally enforceable digital assets with embedded rights, enabling automated licensing and new markets for intellectual property across AI and entertainment.
Forward-Looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements.
These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to retain Nasdaq compliance. Any forward-looking statements in this press release are based on the Company’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company cannot maintain full compliance with all applicable Nasdaq rules and regulations. These and other risks concerning the Company's programs and operations are described in additional detail in its registration statement on Form S-1, and its quarterly 10-Q and annual 10-K filings, which are on file with the SEC. The Company explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.
Investor Contact
(800) 595-3550
ir@ipstrategy.co